Exhibit 10.1

PERSONAL AND CONFIDENTIAL

June 18, 2007

Peachtree Equity Investment Management, Inc.
WCI (Private Equity) LLC
1170 Peachtree Street, Suite 1610
Atlanta, GA 30309

Attention: Matthew J. Sullivan

Re: Marlin Business Services Corp. Board Representative

Dear Sirs:

This Letter Agreement relates to the attached Passivity Agreement, dated June 18, 2007 (the “Passivity Agreement”), by and between Peachtree Equity Investment Management, Inc. and WCI (Private Equity) LLC (collectively, the “Peachtree Group”) and the Federal Deposit Insurance Corporation (the “FDIC”). The FDIC has required that the Peachtree Group enter into the Passivity Agreement as a condition to the FDIC’s approval of the application for the issuance of Federal deposit insurance (the “FDIC Insurance”) under the Federal Deposit Insurance Act (12 U.S.C. §1815) for Marlin Business Bank (the “Marlin Bank”), a proposed state nonmember bank being formed as a direct subsidiary of Marlin Business Services Corp. (the “Company”).

In consideration for the Peachtree Group entering into and complying with the Passivity Agreement, the Company hereby agrees to the following provisions of this Letter Agreement during the term from the Effective Date (as defined below) until such time as the Peachtree Group is no longer subject to any of the terms and provisions of the Passivity Agreement (the “Term”). For purposes of this Letter Agreement, “Effective Date” shall mean the effective date of the issuance of the FDIC Insurance for Marlin Bank that occurs after the satisfaction by the Company and the Marlin Bank of all the conditions in the Order of the FDIC, dated March 20, 2007.

As soon as reasonably practicable after the Effective Date, but no event later the thirty (30) days after the Effective Date: (i) the Company shall create one vacancy on the Company’s Board of Directors (the “Board”) by increasing the size of the Board from six (6) to seven (7) directors; and (ii) the Company shall take all necessary action to promptly appoint one individual proposed by the Peachtree Group (the “Peachtree Director”) as a member of the Board, to serve as a director until the expiration of the term ending at the Company’s 2008 annual meeting of shareholders and until his or her successor has been duly elected and qualified or his or her earlier death, resignation or removal; provided, however that any individual proposed as the initial Peachtree Director must meet the qualifications to serve as a member of the Board as reasonably determined in good faith by either the Board or the Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”). For so long as the Peachtree Director meets the definition of “independent” as defined by the listing standards of the Nasdaq Stock Market (“Director Independence”), the Peachtree Director shall at all times be treated as an independent director and shall be granted all the rights and protections afforded to the Company’s independent directors.

Peachtree Equity Investment Management, Inc.
WCI (Private Equity) LLC
June 18, 2007
Page Two

Currently with the appointment of the Peachtree Director to the Board, the Board shall appoint the Peachtree Director to serve on the Nominating and Governance Committee; provided that (i) the Peachtree Director satisfies the definition of Director Independence and (ii) such appointment and service meets the requirements of other applicable laws, rules and regulations.

During the Term, the Company shall include the Peachtree Director in the Board’s slate of nominees for election as a director of the Company and use its reasonable best efforts to cause the election of the Peachtree Director at each annual meeting of shareholders including, without limitation, recommending that the Company’s shareholders vote in favor of the election of the Peachtree Director at such annual meeting and voting the shares of Company Common Stock represented by all proxies granted by shareholders in connection with the solicitation of proxies by the Board of Directors in connection with such meeting in favor of the Peachtree Director, except for such proxies that specifically indicate a vote to withhold authority with respect to the Peachtree Director. Neither the Board nor the Company shall take any position, make any statements or take any action inconsistent with such recommendations.

If, during the Term, there shall occur a vacancy in a Board seat previously occupied by the Peachtree Director by reason of the resignation, removal, death or incapacity of the Peachtree Director, then the Company shall take all necessary action to promptly fill such vacancy by an individual proposed by the Peachtree Group, unless the Nominating and Governance Committee reasonably determines in good faith that such individual does not meet the qualifications of the Board as then in effect, in which case the Peachtree Group shall promptly propose another individual so qualified to be appointed in accordance with the provisions of this paragraph. If as a result of a vacancy describe in this paragraph, the Nominating and Governance Committee does not include a Peachtree Director, the Board shall currently upon the appointment a new Peachtree Director to the Board, appoint such Peachtree Director to the Nominating and Governance Committee; provided that such director meets the qualifications set forth in paragraph four of this Letter Agreement. Any replacement director appointed pursuant to this paragraph shall also be referred to as a “Peachtree Director.”

If, during the Term, the Peachtree Group exercises its rights under the Registration Rights Agreement (as defined below) to request that Company Common Stock held by the Peachtree Group (the “Peachtree Shares”) be registered, then the Company shall, in addition to its other obligations thereunder, actively participate in the offering and sale of the Peachtree Shares as reasonably requested by the Peachtree Group, including, without limitation, the participation of the Company’s senior management in responding to underwriters’ due diligence inquiries and in taking part in investor roadshow presentations. For purposes of this Letter Agreement, “Registration Rights Agreement” shall mean Second Amended and Restated Registration Rights Agreement, dated April 7, 2000, as amended by the Second Amendment dated July 2001.

Peachtree Equity Investment Management, Inc.
WCI (Private Equity) LLC
June 18, 2007
Page Three

The Company hereby represents and warrants to the Peachtree Group that (a) the Board has approved the actions to be taken by the Company under this Letter Agreement and (b) this Letter Agreement is a valid and binding obligation of the Company.

If in connection with any other party entering into a similar passivity agreement with the FDIC on behalf of the Company, the Company provides such party rights or privileges that could reasonably be determined to be more favorable to such party than are set forth herein, the Company shall promptly notify the Peachtree Group in writing of such favorable terms and, upon acceptance by the Peachtree Group, this Letter Agreement shall be deemed to have been modified so that the Peachtree Group shall receive and be entitled to the benefits of the more favorable terms.

Peachtree Equity Investment Management, Inc.
WCI (Private Equity) LLC
June 18, 2007
Page Four

Very truly yours,

MARLIN BUSINESS SERVICES CORP.

By: /s/ George D. Pelose
George D. Pelose
Chief Operating Officer and General Counsel

Confirmed and Agreed to:

PEACHTREE EQUITY INVESTMENT MANAGEMENT, INC.

By: /s/ David Christopher

WCI (PRIVATE EQUITY) LLC

By: /s/ David Christopher